Exhibit 99.1

200 E Randolph St
Chicago IL 60601
Tel: +1 312 782 5800

Contact	Molly Schlax	Date	September 1, 2015
Telephone	+1 312 729 3661	Email	molly.schlax@fleishman.com

JLL Income Property Trust
Acquires New Apartments in Philadelphia

Chicago (September 1, 2015) - JLL Income Property Trust, an institutionally-managed, non-listed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced it acquired AQ Rittenhouse, a newly constructed Class A apartment property located near Rittenhouse Square in Philadelphia, PA. The 110 unit, 12 story apartment building, complemented by 13,000 square feet of fully leased ground floor commercial space, is located in the gentrifying Center City neighborhood of downtown Philadelphia. The purchase price was approximately $51 million with an estimated stabilized cap rate of 5.2%. The acquisition was financed at approximately 50% loan to value with an interest rate of 3.65% for 10 years.

Only a two block walk from Rittenhouse Square, the property is an urban boutique apartment building, located in a historic neighborhood that offers residents easy access to downtown Philadelphia’s premier shopping, dining, and nightlife locales. Boasting a 100, or perfect Walk Score - walkscore.com’s proprietary ranking of desirability of an apartment’s proximate location to retail, restaurant, and employment amenities - the area is home to over 400 restaurants and 1,000 retailers, making this location at 2021 Chestnut Street one of the most attractive the city has to offer. In addition to the proximity of Philadelphia’s bustling city center, AQ Rittenhouse is located four blocks from the Comcast Innovation & Technology Center, currently under construction, that will add approximately 1,500 new jobs. Being in the Center City neighborhood and providing unparalleled access to both work and play, Philadelphia has now developed into a “Millennial magnet” with a concentration of Millennials in the top 2% nationally, according to census data.

“The purchase of AQ Rittenhouse marks our fifth property investment this year and brings our aggregate new acquisition volume to over $200 million for 2015. It is our second apartment acquisition in the last ninety days, as we continue to expand our portfolio’s exposure to a diverse range of geographic markets and property sectors,” commented Allan Swaringen, President and CEO of JLL Income Property Trust. “This purchase further builds our portfolio’s presence on the East Coast, and bolsters our apartment allocation in an in-fill location in a very strong urban market.”

AQ Rittenhouse opened in April with a mix of studio, one bedroom plus den, and two bedroom units. Units feature high-end finishes including stainless steel appliances, hardwood flooring, and energy efficient in-unit washer/dryers. The property capitalizes on its location, offering units with Juliet balconies overlooking downtown Philadelphia as well as a rooftop deck with dramatic views of the Philadelphia skyline. Other benefits include access to a car share program with a dedicated vehicle for the property. With outstanding amenities and its prime location, this investment is designed to provide Philadelphia residents with access to the perfect combination of live, work, and play.

JLL Income Property Trust is a non-listed, daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a non-listed, daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States.  JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 16 countries worldwide and approximately $56 billion of assets under management of private and public property equity and debt investments. LaSalle‘s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.